Registration No. 333- 193554

As filed with the Securities and Exchange Commission on May 8, 2014

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ PRE-EFFECTIVE AMENDMENT NO.

☑ POST-EFFECTIVE AMENDMENT NO. 2

JOHN HANCOCK INVESTMENT TRUST

(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02210
(Address of Principal Executive Offices)

617-663-3000
(Registrant’s Area Code and Telephone Number)

John J. Danello, Esq.
601 Congress Street
Boston, Massachusetts 02210
(Name and Address of Agent for Service)

Copies to:

Mark P. Goshko, Esq.
K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111

JOHN HANCOCK INVESTMENT TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement/Prospectus – Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on March 3, 2014, SEC accession number 0001133228-14-000971

Part B — Statement of Additional Information – Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on March 3, 2014, SEC accession number 0001133228-14-000971

Part C — Other Information

Signature Page

Exhibits — The sole purpose of this filing is to file as an exhibit (i) the opinion supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on March 3, 2014, as required by Item 16(12) of Form N-14, and (ii) the executed Agreement and Plan of Reorganization. Part C of this Registration Statement has been updated as necessary.

PART C

OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Investment Trust (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 002-10156 and 811-00560) as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2014 (accession no. 0001133228-14-000824), which information is incorporated herein by reference.

Item 16. Exhibits

1(a)	Amended and Restated Declaration of Trust dated March 8, 2005. – previously filed as exhibit 99.(a) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.

1(a)(1)	Amendment dated June 24, 2005 to the Amended and Restated Declaration of Trust dated March 8, 2005 regarding change of address of principal place of business. – previously filed as exhibit 99.(a).1 to post-effective amendment no. 100 filed on February 14, 2007, accession number 0001010521-07-000179.

1(a)(2)	Amendment dated April 17, 2009 to the Amended and Restated Declaration of Trust dated March 8, 2005 regarding amendment and restatement of Section 8.4. – previously filed as exhibit 99.(a).7 to post-effective amendment no. 113 filed on December 17, 2009, accession number 0000950123-09-071584.

2(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.

2(a)(1)	Amendment dated March 11, 2008 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.

2(a)(2)	Amendment dated June 9, 2009 to the Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b).2 to post-effective amendment no. 113 filed on December 17, 2009, accession number 0000950123-09-071584.

2(a)(3)	Amendment dated August 31, 2010 to the Amended and Restated By-Laws dated March 5, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 115 filed on February 24, 2011, accession number 0000950123-11-017991.

3	Not Applicable.

4	Agreement and Plan of Reorganization dated May 1, 2014 – FILED HEREWITH.

5	Included in Exhibits 1 and 2 hereto.

6(a)	Investment Management Contract dated December 22, 1994 (the “Investment Management Contract”) between the Registrant and John Hancock Advisers, LLC (formerly, John Hancock Advisers, Inc.) relating to John Hancock Large Cap Equity Fund. – previously filed as exhibit 99.(5).(a) to post-effective amendment no. 73 filed on May 10, 1995, accession number 0000950135-95-001122.

6(a)(1)	Amendment dated July 1, 2005 to Investment Management Contract. – previously filed as exhibit 99.(d).4 to post-effective amendment no. 99 filed on March 1, 2006, accession number 0001010521-06-000157

6(a)(2)	Sub-Advisory Agreement dated December 31, 2005 (“Sub-Advisory Agreement”) among the Registrant, John Hancock Advisers, LLC, and John Hancock Asset Management a division of Manulife Asset Management (US) LLC) (formerly, MFC Global Investment Management (U.S.) LLC) relating to John Hancock Balanced Fund, John Hancock Global Opportunities Fund, John Hancock Large Cap Equity Fund, John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund. – previously filed as exhibit 99.(d).8 to post-effective amendment no. 100 filed on February 14, 2007, accession number 0001010521-07-000179.

6(a)(3)	Amendment dated June 28, 2007 to the Sub-Advisory Agreement among the Registrant, John Hancock Advisers, LLC, and John Hancock Asset Management a division of Manulife Asset Management (US) LLC) (formerly, MFC Global Investment Management (U.S.) LLC). – previously filed as exhibit 99.(d).9 to post-effective amendment no. 107 filed on April 25, 2008, accession number 0000950135-08-002850.

7	Distribution Agreement dated August 1, 1991 (“Distribution Agreement”) between John Hancock Funds, Inc. (formerly, John Hancock Broker Distribution Services, Inc. and currently known as John Hancock Funds, LLC) and the Registrant. – previously filed as exhibit 99.(e) to post-effective amendment no. 97 filed on December 15, 2004, accession number 0001010521-04-000305.

8	Not Applicable.

9	Master Custodian Agreement dated September 10, 2008 among John Hancock Mutual Funds and State Street Bank and Trust Company. – previously filed as exhibit 99.(g).1 to post-effective amendment no. 111 filed on February 27, 2009, accession number 0000950135-09-001332.

10(a)	Classes A and B Distribution Plans dated December 22, 1994 between John Hancock Large Cap Equity Fund (formerly John Hancock Growth and Income Fund) and John Hancock Funds, Inc. – previously filed as exhibit 99.(m).2 to post-effective amendment no. 73 filed on May 10, 1995, accession number 0000950135-95-001122.

10(a)(1)	Class C Distribution Plan dated May 1, 1998 between John Hancock Large Cap Equity Fund (formerly John Hancock Growth and Income Fund) and John Hancock Funds, Inc.– previously filed as exhibit 99.(m).3 to post-effective amendment no. 82 filed on July 15, 1998, accession number 0001010521-98-000292.

10(b)	Rule 18f-3 Plan. Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 6, 2011 (“18f-3 Plan”) for John Hancock Mutual Funds advised by John Hancock Advisers, LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 119 filed on February 28, 2012, accession number 0000950123-12-003596.

10(b)(1)	Amendment dated as of June 26, 2013 to 18f-3 Plan. – previously filed as exhibit 99.(n).1 to post-effective amendment no. 123 filed on October 2, 2013, accession number 0001133228-13-004110.

11	Opinion and Consent of K&L Gates LLP, regarding legality of issuance of shares and other matters – previously filed as exhibit 99.11 to the initial registration statement on Form N-14 filed on January 24, 2014, accession number 0001133228-14-000441.

12	Opinion of K&L Gates LLP on tax matters dated May 2, 2014 – FILED HEREWITH.

13	Not Applicable.

14	Consent of PricewaterhouseCoopers LLP – previously filed as exhibit 14 to Post-Effective Amendment No. 1 on Form N-14 filed on March 3, 2014, accession number 0001133228-14-000971.

15	Not Applicable.

16	Power of Attorney for all Trustees – previously filed as exhibit 99.16 to the initial registration statement on Form N-14 filed on January 24, 2014, accession number 0001133228-14-000441.

17	Proxy Card – previously filed as exhibit 17 to Post-Effective Amendment No. 1 on Form N-14 filed on March 3, 2014, accession number 0001133228-14-000971.

Item 17. Undertakings

(a) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Investment Trust, has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and The Commonwealth of Massachusetts on the 8th day of May, 2014.

John Hancock Investment Trust

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

As required by the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andrew G. Arnott	President	May 8, 2014
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	May 8, 2014
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	May 8, 2014
Charles L. Bardelis

/s/ Craig Bromley *	Trustee	May 8, 2014
Craig Bromley

/s/ Peter S. Burgess *	Trustee	May 8, 2014
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	May 8, 2014
William H. Cunningham

/s/ Grace K. Fey *	Trustee	May 8, 2014
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	May 8, 2014
Theron S. Hoffman

/s/ Deborah C. Jackson *	Trustee	May 8, 2014
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	May 8, 2014
Hassell H. McClellan

/s/ James M. Oates *	Trustee	May 8, 2014
James M. Oates

Signature	Title	Date

/s/ Steven R. Pruchansky *	Trustee	May 8, 2014
Steven R. Pruchansky

/s/ Gregory A. Russo *	Trustee	May 8, 2014
Gregory A. Russo

/s/ Warren A. Thomson *	Trustee	May 8, 2014
Warren A. Thomson

By: /s/ Nicholas J. Kolokithas
Nicholas J. Kolokithas		May 8, 2014
Attorney-in-Fact

* Pursuant to Power of Attorney filed with the Trust’s Registration Statement on January 24, 2014

Exhibit Index

Exhibit Number	Description of Exhibit

4	Agreement and Plan of Reorganization dated May 1, 2014
12	Opinion of K&L Gates LLP on tax matters dated May 2, 2014